As filed with the Securities and Exchange Commission on October 16, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LIGHTSTONE VALUE PLUS
REAL ESTATE INVESTMENT TRUST, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1237795
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Joseph Teichman
c/o The Lightstone Group
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129
(Name and Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)
With a Copy to:
Peter M. Fass, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-2900

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	10,000,000	11.11	$111,100,000	$13,465.32

(1)
The proposed maximum offering price per share is equal to $11.11, 95% of the registrant’s current estimated per-share net asset value, as determined by its board of directors.

LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.
AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PROGRAM
10,000,000 Shares of Common Stock
With this prospectus we are offering participation in our Amended and Restated Distribution Reinvestment Program (the “Program”), which will become effective on October 25, 2018. All information in this prospectus about the Program describes the Program as amended and restated. This prospectus is being mailed to all record holders of our common stock who are eligible to participate in the Program. In order to participate in the Program, you must complete and mail the authorization form attached hereto as Appendix B. Even if you were enrolled and participating in the Program prior to the amendment and restatement of the Program described in this prospectus, you must still send us an authorization form in order to participate in the Program. Your form must be received no later than ten days prior to the last day of the fiscal quarter related to a distribution for all or any portion of the distribution to be reinvested in additional shares of our common stock pursuant to the Program.
PROGRAM HIGHLIGHTS
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You may invest all or a portion of the cash distributions that we pay you on your shares of our common stock in additional shares of our common stock without paying any fees or commissions.

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Once you are enrolled in the Program, cash distributions paid will be automatically reinvested in additional shares of our common stock until you terminate your participation in the Program or your participation is terminated by us. No minimum amount of shares is required to participate in the Program.

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The purchase price for shares under the Program will be equal to 95% of our current estimated per-share net asset value (“Estimated Per-Share NAV”), as determined by our board of directors and reported by us from time to time, and will therefore initially be $11.11 per share, based on our Estimated Per-Share NAV of  $11.69 as of September 30, 2017 published on December 11, 2017.

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Your participation in the Program is entirely voluntary and you may terminate your participation at any time. If you do not elect to participate in the Program, you will continue to receive any cash distributions paid on your shares of common stock.

You should read this prospectus carefully so you will know how the Program works and then retain it for future reference. In particular, please review the “Risk Factors” included in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
Prospectus dated October 16, 2018

i

Summary of This Offering
The following summary describes the principal terms of this offering and the Program. You should carefully read the entire text of the Program in Appendix A to this prospectus before you decide to participate in the Program.
Shares Offered
10,000,000 shares of common stock, $0.01 par value per share.
Enrollment
In order to participate in the Program, you must complete and mail the authorization form attached hereto as Appendix B. Even if you were enrolled and participating in the Program prior to the amendment and restatement of the Program described in this prospectus, you must still send us an authorization form in order to participate in the program. In order to participate in the Program, you must complete and mail the authorization form attached hereto as Appendix B. Even if you were enrolled and participating in the Program prior to the amendment and restatement of the Program described in this prospectus, you must still send us an authorization form in order to participate in the Program. Your form must be received no later than ten days prior to the last day of the fiscal quarter related to a distribution for all or any portion of the distribution to be reinvested in additional shares of our common stock pursuant to the Program.
Reinvestment of Distributions
You will be able to purchase additional shares of our common stock by reinvesting any cash distributions paid on all or a specified percentage of your shares of common stock.
Administration
DST Systems, Inc. will serve as the reinvestment agent for the Program.
Price per Share
The purchase price for shares under the Program will be equal to 95% of our current Estimated Per-Share NAV, as determined by our board of directors and reported by us from time to time, and will therefore initially be $11.11 per share, based on our Estimated Per-Share NAV of  $11.69 as of September 30, 2017 published on December 11, 2017.
Tracking Your Investment
You will receive periodic statements of the transactions made in your Program account. These statements will provide you with details of the transactions and will indicate the share balance in your Program account.
Amendment and Termination of the Program
We may amend, modify, suspend or terminate the Program at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without the prior consent of participants in the Program by mailing participants notice of the amendment, modification, suspension or termination at least ten calendar days prior to its effectiveness and disclosing the amendment, modification, suspension or termination in a report filed with the SEC.

Use of Proceeds
We intend to use the net proceeds from the sale of shares under the Program for general corporate purposes, including purchasing additional properties or other investments, funding operating or capital expenses associated with our existing properties or other investments or for funding repurchases of shares of our common stock pursuant to our share repurchase program.
Program Restrictions
A participant will not be able to acquire common stock under the Program if the purchase would cause it to exceed the 9.8% ownership limit or would violate any of the other share transfer and ownership restrictions imposed by our charter. The Program is not available to investors in Arizona, Ohio and Oregon.
Suitability Standards
To participate in the Program you must meet the suitability standards that we have established for this offering. See “Suitability Standards.” Once you are a participant, you must notify us or the reinvestment agent if, at any time during your participation in the Program, there is an inaccuracy of the representation with respect to meeting the suitability standards that you will be required to make pursuant to the Authorization Form in order to participate in the Program or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards.
Address of Principal Executive Offices
1985 Cedar Bridge Ave., Suite 1
Lakewood, New Jersey 08701
(732) 367-0129

RISK FACTORS
The various risks associated with an investment in our common stock are set forth in “Risk Factors” contained in our included in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
We are a Maryland corporation, formed on June 8, 2004 and subsequently qualified as a real estate investment trust (“REIT”) during year ended December 31, 2006. We were formed primarily for the purpose of engaging in the business of investing in and owning commercial and residential real estate properties located throughout the United States.
We are structured as an umbrella partnership real estate investment trust, and substantially all of its current and future business is and will be conducted through the Operating Partnership, a Delaware limited partnership formed on July 12, 2004. We, as the general partner, held a 98% interest in the Operating Partnership as of June 30, 2018.
We have and expect to continue to invest in and operate commercial, residential and hospitality properties, principally in the United States. Principally through the Operating Partnership, our investments have included both portfolios and individual properties. Our commercial holdings consist of retail (primarily multi-tenant shopping centers), industrial properties and residential properties comprised of multi-family complexes. We also have and will continue to seek to originate, acquire and manage a diverse portfolio of real estate-related investments.
We are managed by Lightstone Value Plus REIT, LLC (the “Advisor”), an affiliate of The Lightstone Group, Inc., under the terms and conditions of an advisory agreement. The Lightstone Group, Inc. previously served as our sponsor during our initial public offering, which closed on October 10, 2008. Subject to the oversight of our board of directors, the Advisor has primary responsibility for making investment decisions and managing our day-to-day operations. Through his ownership and control of The Lightstone Group, David Lichtenstein is the indirect owner of the Advisor and the indirect owner and manager of Lightstone SLP, LLC, which has subordinated profits interests in the Operating Partnership. Mr. Lichtenstein also acts as our Chairman and Chief Executive Officer. As a result, he exerts influence over us but does not control us.
Our common stock is not currently listed on a national securities exchange. We may seek to list the common stock for trading on a national securities exchange only if a majority of our independent directors believe listing would be in the best interest of our stockholders. We do not intend to list shares of our common stock at this time. We do not anticipate that there would be any market for shares of our common stock until they are listed for trading.
Our principal executive offices are located at 1985 Cedar Bridge Avenue, Suite 1, Lakewood, New Jersey, and our telephone number is (732) 367-0129.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s public reference room located at: Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or email at publicinfo@sec.gov for further information regarding the public reference rooms. Our SEC filings are also available to the public on the website maintained by the SEC at “www.sec.gov.”

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The documents listed below have been filed by us under the Exchange Act, with the SEC and are incorporated by reference in this prospectus:
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Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 12, 2018; and

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Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 15, 2018, and for the quarter ended June 30, 2018, filed with the SEC on August 14, 2018;

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Current Reports on Form 8-K filed with the SEC on May 7, 2018, June 14, 2018, June 29, 2018, and August 29, 2018; and

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the description of our common stock included in our Registration Statement on Form 8-A filed with the SEC on April 30, 2007.

We are also incorporating by reference into this prospectus all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of the sale of the securities offered by this prospectus. This means that important information about us appears or will appear in these documents and will be regarded as appearing in this prospectus. To the extent that information appearing in a document filed later is inconsistent with prior information, the later statement will control and the prior information, except as modified or superseded, will no longer be a part of this prospectus.
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are furnished to, but not deemed “filed” with, the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).
Copies of all documents which are incorporated by reference in this prospectus and the accompanying prospectus (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference) will be provided without charge to each person, including any beneficial owner of the securities offered by this prospectus, to whom this prospectus is delivered, upon written or oral request. Requests should be directed to Lightstone Value Plus Real Estate Investment Trust, Inc., 1985 Cedar Bridge Ave., Suite 1, Lakewood, New Jersey 08701, Attention: Investor Relations. You may also obtain copies of these filings, at no cost, by accessing the “SEC Filings” section of our website, www.lightstonecapitalmarkets.com,; however, the information found on our website is not considered part of this prospectus supplement or the accompanying prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Similarly, statements that describe or contain information related to matters such as management’s intent, belief or expectation with respect to the company’s financial performance, investment strategy and portfolio, cash flows, growth prospects, legal proceedings, amount and timing of anticipated future cash distributions and other matters are forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any similar statements contained in future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K or which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.
Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, competition, tenant or joint venture partner(s) bankruptcies, changes in governmental, tax, real estate and zoning laws and regulations, failure to increase tenant occupancy and operating income, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of various tenants and industries, our failure to make additional investments in real estate properties, the failure to upgrade our tenant mix, restrictions in current financing arrangements, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, our failure to continue to qualify as a REIT, the failure to refinance debt at favorable terms and conditions, an increase in impairment charges, loss of key personnel, failure to achieve earnings/funds from operations targets or estimates, conflicts of interest with our advisor, sponsor and their affiliates, failure of joint venture relationships, significant costs related to environmental issues as well as other risks listed from time to time in our reports filed with the SEC.
We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

TERMS AND CONDITIONS OF THE DISTRIBUTION REINVESTMENT PROGRAM
Purpose
1. What is the purpose of the Program?
The primary purpose of the Program is to give our stockholders a convenient way to reinvest their cash distributions in additional shares of common stock.
Benefits and Disadvantages
2. What are the benefits and disadvantages of the Program?
Benefits:
Before deciding whether to participate in the Program, you should consider the following benefits of participation in the Program:
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You will realize the convenience of having all or a portion of your cash distributions automatically reinvested in additional shares of our common stock. Since the reinvestment agent will credit fractional shares of common stock to your Program account, you will receive full investment of your distributions.

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You will simplify your record-keeping by receiving periodic statements which will reflect all current activity in your Program account, including purchases and latest balances.

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We, not you, will pay all costs of administering the Program.

Disadvantages:
Before deciding whether to participate in the Program, you should consider the following disadvantages of participation in the Program:
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Your reinvestment of cash distributions will result in your being treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution equal to the fair market value of our common stock that you received. The distribution may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due. See Question 12 for a summary of the potential tax consequences.

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Because our common stock is not listed on a national securities exchange or included for quotation on an inter-dealer quotation system, the price for shares purchased under the Program will not be determined by market conditions. The purchase price for shares under the Program will be equal to 95% of our current Estimated Per-Share NAV, as determined by our board of directors and reported by us from time to time, and will therefore initially be $11.11 per share, based on our Estimated Per-Share NAV of  $11,69 as of September 30, 2017 published on December 11, 2017. The price per share may fluctuate based on the determination of our board of directors as future Estimated Per-Share NAV, which is expected to be updated no less frequent than annually. These fluctuations may change the number of shares of our common stock that you receive. See Question 8 for a discussion of how the price for the shares is determined.

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Your investment elections, and any changes or cancellations, must be received by the reinvestment agent within specified time limits. If these time limits are not met, a delay may occur before your investment elections can be implemented. Please see Questions 7 and 11 for information on the time limit for participation in the Program.

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You may not pledge shares of common stock deposited in your Program account unless you withdraw those shares from the Program.

Administration
3. Who will administer the Program?
Reinvestment agent.   DST Systems, Inc., or another entity we may designate, will serve as the reinvestment agent of the Program. The reinvestment agent:
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acts as your agent;

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keeps records of all Program accounts;

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sends your account statements to you; and

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performs other duties relating to the Program.

You should send all correspondence with the reinvestment agent to:
DST Systems, Inc.
P.O. Box 219002
Kansas City, Missouri 64121-9002
Transfer agent.   DST Systems, Inc., or another entity we may designate, will serve as the transfer agent of the Program. If you decide to transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise to a person or entity outside the Program, you should send all correspondence to the transfer agent at the address set forth above.
Successor reinvestment agent.   We may replace the reinvestment agent with a successor reinvestment agent at any time. The reinvestment agent may resign as reinvestment agent of the Program at any time. In either such case, we will appoint a successor reinvestment agent, and we will notify you of such change.
Participation
4. Who is eligible to participate in the Program?
Except as described below, the Program is generally open to all holders of our common stock who are holders of and elect to reinvest their distributions in shares of common stock. Participants can be individuals (except for residents of Arizona, Ohio and Oregon), trusts, retirement plans, corporations or other entities.
Suitability Standards.   Participants must have either (a) a net worth of at least $250,000 or (b) an annual gross income of  $70,000 and a minimum net worth of  $70,000. Participants should carefully review the section of this prospectus captioned “Suitability Standards” to determine whether they are eligible to participate in the Program. You must notify us or the reinvestment agent if, at any time during your participation in the Program, there is an inaccuracy of the representation with respect to meeting the suitability standards that you will be required to make pursuant to the Authorization Form in order to participate in the Program or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards.
Exclusion from Plan at Our Election.   Notwithstanding any other provision in the Program, we reserve the right to prevent you from participating in the Program for any reason.
Enrollment
5. How do I enroll in the Program?
If you are eligible to participate in the Program, you may join the Program at any time. Even if you were enrolled and participating in the Program prior to the amendment and restatement of the Program described in this prospectus, you must still send us an authorization form in order to participate in the Program. Once you enroll in the Program, you will remain enrolled until you withdraw from the Program or we terminate the Program or your participation in the Program.

The Authorization Form.   To enroll and participate in the Program, you must complete the enclosed authorization form and mail it to DST Systems, Inc. at the address set forth in Question 3. The form is also available on our website at www.LightstoneCapitalMarkets.com or by calling Lightstone Shareholder Services at 888-808-7348.
Your form must be received no later than ten days prior to the last day of the fiscal quarter related to a distribution for all or any portion of the distribution to be reinvested in additional shares of our common stock pursuant to the Program. If your form is received by DST Systems, Inc. after the tenth day before the end of the fiscal quarter, then you will receive a cash distribution for such quarter and your enrollment will be processed by DST Systems, Inc. for the distribution declared for the following fiscal quarter.
If you are a beneficial owner of shares of common stock and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Program on your behalf, such broker, bank or other nominee in whose name your shares are held must submit a completed authorization form on your behalf.
If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the authorization form. If you are eligible to participate in the Program, you may sign and return the authorization form to participate in the Program at any time.
6. If I participate in the Program, do all my distributions need to be reinvested in shares or can I elect to retain some amount in cash?
No. You may elect to reinvest all or a portion of your distributions in additional shares of common stock. The authorization form provides for the following investment options:
A.
If the “Full Distribution Reinvestment” option is elected, the reinvestment agent will apply all cash distributions on all shares of common stock then or subsequently registered in your name toward the purchase of additional shares of common stock.

B.
If the “Partial Distribution Reinvestment” option is elected, the reinvestment agent will apply the cash distributions on a specified percentage of your shares of common stock to purchase additional shares of common stock. The reinvestment agent will pay the participant cash distributions on the remaining shares of common stock, when and if authorized by our board of directors and declared by us.

You may select either one of these options. If you return a properly executed authorization form to the reinvestment agent without electing an investment option, you will be enrolled as having selected Full Distribution Reinvestment.
Participants may change their investment options at any time by contacting the reinvestment agent in writing as indicated above in Question 3.
While you are a participant in the Program, the reinvestment agent will automatically reinvest any cash distributions paid on all or a specified percentage of shares of common stock you own on the applicable record date, as well as on all whole and fractional shares of common stock credited to your account. Reinvestments will continue until the participant indicates otherwise or withdraws from the Program, or until we terminate the Program or your participation. The reinvestment agent will credit the common stock purchased with your reinvested distributions to your Program account.
7. When will my participation in the Program begin?
The reinvestment agent will begin to reinvest distributions for the fiscal quarter in which your Authorization Form is received; provided, that we receive such Authorization Form at least ten days before the end of the fiscal quarter. Once you enroll in the Program, you will remain enrolled in the Program until you withdraw from the Program or we terminate the Program or your participation in the Program.
Purchases
8. How are shares purchased under the Program?
Source of the Shares of Common Stock.   Shares of common stock purchased on your behalf by the reinvestment agent under the Program will come from our legally authorized but unissued shares of common stock.

Distribution Payment Dates.   We currently declare distributions quarterly and will pay distributions as and when authorized by our board of directors. We cannot assure you that we will continue to pay distributions according to this schedule, and nothing contained in the Program obligates us to do so. The Program does not represent a guarantee of future distributions. Neither we nor the reinvestment agent will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the SEC, prevent the reinvestment agent from buying shares of common stock or interfere with the timing of such purchases.
Price of Shares of Common Stock.   The price of shares of common stock purchased by the reinvestment agent under the Program directly from us for distribution reinvestments will be equal to 95% of our current Estimated Per-Share NAV, as determined by our board of directors and reported by us from time to time, and will therefore initially be $11.11 per share, based on our Estimated Per-Share NAV of $11.69 as of September 30, 2017 published on December 11, 2017. The price per share may fluctuate based on the determination of our board of directors as future Estimated Per-Share NAV. We currently expect that our Advisor will estimate our net asset value on at least an annual basis. Our board of directors will review and approve each estimate of net asset value and resulting Estimated Per-Share NAV.
Our shares are not publicly traded and there is no established public trading market for the shares on which to base market value. Investors are cautioned that common stock not publicly traded is generally considered illiquid and the Estimated Per-Share NAV may not be realized when an investor seeks to liquidate his or her common stock or if we were to liquidate our assets. As with any valuation methodology, the methodology used to determine our Estimated Per-Share NAV is based upon a number of estimates and assumptions that may prove later not to be accurate or complete. Further, different participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different Estimated Per-Share NAV, which could be significantly different from the Estimated Per-Share NAV approved by our board of directors. The Estimated Per-Share NAV approved by our board of directors does not represent the fair value of our assets and liabilities in accordance with GAAP, and such Estimated Per-Share NAV is not a representation, warranty or guarantee that:
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A stockholder would be able to resell his or her shares at Estimated Per-Share NAV;

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A stockholder would ultimately realize distributions per share of common stock equal to Estimated Per-Share NAV upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

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Our shares of common stock would trade at the Estimated Per-Share NAV on a national securities exchange;

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An independent third-party appraiser or other third-party valuation firm would agree with Estimated Per-Share NAV; or

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The methodology used to estimate our Estimated Per-Share NAV would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

Number of Shares to be Purchased.   The reinvestment agent will invest for you the total dollar amount equal to the cash distribution on all shares of common stock, including fractional shares, held in your Program account. Subject to restrictions contained in our charter on transfer and ownership of our common stock described in Question 15, there is no limit on the number of shares of common stock you may purchase through distribution reinvestment. The reinvestment agent will purchase for your account the number of shares of common stock equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price, computed to the fourth decimal place. The reinvestment agent will deduct from the amount to be invested for you any amount that we are required to deduct for tax withholding purposes.
Certificates
9. Will I receive certificates for shares purchased?
No. Unless your shares are held by a broker, bank or other nominee, we will register shares of common stock that the reinvestment agent purchases for your account under the Program in your name. The reinvestment agent will credit such shares to your Program account in “book-entry” form. If your shares are held by a broker, bank or other nominee, shares of common stock that the reinvestment agent purchases will also be credited in “book-entry” form.
Reports
10. How will I keep track of my investments?
Within 60 days after the end of each fiscal quarter, the reinvestment agent will send you a detailed statement that will provide the following information with respect to your Program account:
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total cash distributions received during the fiscal quarter;

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total number of shares of common stock purchased during the fiscal quarter (including fractional shares);

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price paid per share of our common stock during the fiscal quarter;

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total number of shares of common stock in your Program account; and

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receipts and purchases relating to your Program account during the fiscal quarter, including the tax consequences relative thereto.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Program.
Withdrawal
11. How would I withdraw from participation in the Program?
Withdrawal from the Program.   You may withdraw from the Program at any time. In order to withdraw from the Program, you must provide written notice instructing DST Systems, Inc. to terminate your account. DST Systems, Inc. must receive such written notice at least ten days before the end of the fiscal quarter related to a distribution. If your request to withdraw from the Program is received by DST Systems, Inc. after the tenth day before the end of the fiscal quarter, then we will process the reinvestment of your proceeds of the upcoming cash distribution in accordance with your existing instructions; your withdrawal request will be processed by DST Systems, Inc. for the distribution declared with respect to the following fiscal quarter. After the reinvestment agent terminates your account, we will pay to you all cash distributions on shares of common stock owned by you unless you rejoin the Program.
Rejoining the Program after Withdrawal.   After you withdraw from the Program, you may again participate in the Program at any time by filing a new Authorization Form with the reinvestment agent.
Tax Considerations
12. What are the income tax consequences for participants in the Program?
You are encouraged to consult your personal tax advisers with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions under the Program, your tax basis and holding period for our common stock acquired under the Program and the character, amount and tax treatment of any gain or loss realized on the disposition of common stock. The following is a brief summary of the material U.S. federal income tax considerations applicable to the Program, is for general information only, does not purport to address all U.S. federal income tax consequences that may be relevant to a particular participant in the Program, and is not tax advice. In particular, this summary generally does not address tax consequences to persons who are not “U.S. Stockholders.” If a U.S. Stockholder elects to participate in the Program and is subject to U.S. federal income taxation, the U.S. Stockholder will incur a tax liability for distributions allocated to such U.S. Stockholder even though he, she or it has elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the Program. Specifically, the U.S. Stockholder will be treated as if he, she or it has received the distribution from us in cash and then applied such distribution to the purchase of additional shares of common stock. In addition, to the extent a U.S. Stockholder purchases shares of common stock through the Program at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount.
If a U.S. Stockholder elects to participate in the Program and is subject to U.S. federal income taxation, the U.S. Stockholder will be subject to tax with respect to distributions to such U.S. Stockholder even though he, she or it has elected not to receive the distributions in cash but rather to have the distributions withheld and reinvested pursuant to the Program. Specifically, the U.S. Stockholder will be treated as if he, she or it has received the distribution from us in cash and then applied such distribution to the purchase of additional shares of common stock. In addition, to the extent a U.S. Stockholder purchases shares of common stock through the Program at a discount to their fair market value, the U.S. Stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. The distribution will be taxable generally as a dividend to the extent of our current and accumulated earnings and profits. To the extent the distribution is in excess of our current and accumulated earnings and profits, the distribution will be treated generally first as a tax-deferred return of capital, reducing the tax basis in a U.S. Stockholder’s shares, and to the extent it exceeds a U.S. Stockholder’s tax basis will be treated generally as gain realized from the sale of the U.S. Stockholder’s shares. A U.S. Stockholder’s holding period for shares of common stock acquired under the Program will begin on the day following the date the shares were acquired under the Program. A U.S. Stockholder will have a tax basis in the shares of common stock equal to the amount of cash used to purchase the shares plus the amount of any discount. For additional discussion about the U.S. federal income tax consequences applicable to U.S. Stockholders, see “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders — Taxation of Taxable U.S. Stockholders.”
13. What are the tax consequences of dispositions?
When you withdraw shares from the Program, you will not realize any taxable income. A U.S. Stockholder may recognize a gain or loss upon your disposition of shares of common stock received under the Program. The amount of any gain or loss recognized will be the difference between the amount of cash and fair market value of any property received for the sale and the U.S. Stockholder’s tax basis in the shares of common stock sold. Generally, gain or loss recognized on the disposition of common stock acquired under the Program will be treated for U.S. federal income tax purposes as capital gain or loss if the U.S. Stockholder does not hold the common stock as a dealer. The capital gain or loss will be taxed as long-term capital gain or loss if the U.S. Stockholder’s holding period for the common stock exceeds one year, except that, to the extent of any capital gain distributions received with respect to a U.S. Stockholder’s common stock, capital losses on common stock held for six months or less will be treated as long-term capital losses.
Certain U.S. Stockholders who are individuals, estates or trusts also may be subject to the Medicare Tax (for additional information about this tax see, “Material U.S. Federal Income Tax Considerations —  Medicare Tax”).
14. How are backup withholding and information reporting provisions applied to you?
In general, any distribution reinvested under the Program is not subject to U.S. federal income tax withholding, unless you are a Non-U.S. Stockholder otherwise subject to such withholding on cash dividends received from us, in which case, only the net amount of the distribution, after deduction for any such withholding, will be reinvested under the Program. The reinvestment agent or we may be required, however, to deduct as “backup withholding” a portion of all distributions paid to a U.S. Stockholder, regardless of whether those distributions are reinvested pursuant to the Program. Similarly, the reinvestment agent may be required to deduct backup withholding from all proceeds of sales of common stock held in a U.S. Stockholder’s Program account. Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the Program. Therefore, if a U.S. Stockholder is subject to backup withholding, such U.S. Stockholder’s distributions to be reinvested under the Program will be reduced by the backup withholding amount. See, “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders — Backup Withholding and Information Reporting” for additional information about the backup withholding rules and rates.

A 30% withholding tax may apply to proceeds of sales in respect of shares of our common stock received by U.S. Stockholders who own their stock through foreign accounts or foreign intermediaries. See, “Material U.S. Federal Income Tax Considerations — Foreign Accounts” for additional information.
The reinvestment agent or we will send an Internal Revenue Service Form 1099-DIV to you and to the Internal Revenue Service after the end of each year, reporting all distribution income you received during the year on your common stock.
15. Is there any limit on the amount of common stock I can purchase pursuant to the Program?
In order for us to qualify as a REIT under the Internal Revenue Code (the “Code”), no more than 50% of the value of outstanding shares of our stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to qualify as a REIT under this “closely held” test, among other purposes, our charter provides that, subject to some exceptions, no person may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution provisions of the Code, (i) more than 9.8% in value of our aggregate outstanding shares of capital stock, or (ii) our capital stock to the extent that such ownership would result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT. Our board of directors may prospectively or retroactively exempt a person from the 9.8% ownership limit upon receipt of certain representations and undertakings required by our charter and such other conditions as the board of directors may direct. However, our board of directors may not grant an exemption from the 9.8% ownership limit to any proposed transferee if it would result in the termination of our status as a REIT. In addition, our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a short taxable year.
Any acquisition of shares of common stock under the Program is subject to being voided, ab initio, in the event that the acquisition would result in a violation of the ownership limitation, the “closely held” test or the 100 stockholder requirement, or certain other requirements or restrictions that could jeopardize our status as a REIT. If your acquisition is voided, you will receive in cash any distributions that were to be reinvested, without interest.
Other Provisions
16. How can I vote my shares?
We will send you proxy materials for any meeting of stockholders that will set forth matters to be voted upon and contain a proxy card or other instructions for voting your shares. You may vote your shares of common stock either by authorizing your proxy and designating your vote on the proxy card, by authorizing your proxy and designating your vote in accordance with other instructions or by voting such shares in person at the meeting of stockholders.
17. What are your and the reinvestment agent’s responsibilities?
We, the reinvestment agent and any of our agents, in administering the Program, are not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which shares of our common stock are purchased or sold for a participant’s account. We, the reinvestment agent and any of our agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Program or as imposed by applicable law, including federal securities laws. Since we have delegated all responsibility for administering the Program to the reinvestment agent, we specifically disclaim any responsibility for any of the reinvestment agent’s actions or inactions in connection with the administration of the Program. None of our directors, officers, or stockholders or agents of the reinvestment agent will have any personal liability under the Program.
18. How will a stock split affect my Program account?
We will adjust your account to reflect any stock split, reverse stock split or distribution payable in shares of common stock. In such event, the reinvestment agent will receive and credit to your Program account the applicable number of full shares and the value of any fractional shares.

19. Can I pledge my shares under the Program?
You may not pledge any shares of common stock credited to your Program account. Any attempted pledge will be void. If you wish to pledge your shares of common stock, you first must withdraw the shares from the Program.
20. How can I transfer my shares?
You may transfer ownership of all or part of the shares of common stock held in your Program account through gift, private sale or otherwise. To transfer your shares to another person or entity you will need to mail to the transfer agent, at the address in Question 3, a completed transfer form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the person or entity to whom you are transferring your shares. Please contact the transfer agent if you have any questions or need additional information.
21. Can the Program be amended or terminated?
We may amend, modify, suspend or terminate the Program at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without the prior consent of participants in the Program by mailing participants notice of the amendment, modification, suspension or termination at least ten calendar days prior to its effectiveness and disclosing the amendment, modification, suspension or termination in a report filed with the SEC. Our board of directors (including a majority of independent directors) must approve any amendment, modification, suspension or termination of the Program.
22. What happens if you terminate the Program?
If we terminate the Program, the reinvestment agent will send to each participant (i) a statement of account detailing the items listed in Question 10 and (ii) a check for the amount of any distributions in the participant’s account that have not been reinvested in shares. Our record books will be revised to reflect the ownership of record of the participant’s full shares and the value of any fractional shares standing to the credit of each participant’s account based on the market price of the shares. Any future distributions made after the effective date of the termination will be sent directly to the former participant.
23. Are there any risks associated with the Program?
Your investment in shares purchased under the Program is no different from any investment in shares that you hold directly. Neither we nor the reinvestment agent can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the fair market value or market price with respect to shares of common stock purchased under the Program. We encourage you to carefully consider the various risks associated with an investment in our common stock set forth in “Risk Factors” contained in our included in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act.
24. How will you interpret and regulate the Program?
We may interpret, regulate and take any other action in connection with the Program that we deem reasonably necessary to carry out the Program. As a participant in the Program, you will be bound by any actions taken by us or the reinvestment agent.
25. What law governs the Program?
The laws of the State of Maryland will govern the terms, conditions and operation of the Program.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of shares of common stock under the Program for general corporate purposes, including purchasing additional properties or other investments, funding operating or capital expenses associated with our existing properties or other investments or for funding repurchases of shares of our common stock pursuant to our share repurchase program. We have no basis for estimating the number of shares that will be sold.
PLAN OF DISTRIBUTION
We are offering a maximum total of 10,000,000 shares of common stock to our current stockholders through the Program. We have no basis for estimating the number of shares that will be sold. We will not pay any selling commissions or dealer manager fees in connection with the sale of shares pursuant to the Program.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of shares of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Department of the Treasury (“Treasury”), regulations promulgated under the Code (the “Treasury Regulations”) and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this discussion.
This discussion does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this discussion does not purport to address the U.S. federal income or other tax considerations applicable to holders of shares of our common stock that are subject to special treatment under U.S. federal income tax law, including, for example:
•
financial institutions;

•
partnerships or entities treated as partnerships for U.S. federal income tax purposes and investors therein, S corporations or other pass-through entities;

•
insurance companies;

•
pension plans or other tax-exempt organizations, except to the extent discussed below;

•
“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;

•
dealers in securities or currencies;

•
traders in securities that elect to use a mark to market method of accounting;

•
persons that hold their common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•
regulated investment companies;

•
REITs;

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certain U.S. expatriates;

•
persons whose “functional currency” is not the U.S. dollar;

•
persons who acquired shares of our common stock through the exercise of an employee stock option or otherwise as compensation;

•
persons who are Non-U.S. Stockholders (as defined below), except to the extent discussed below; and

•
owners of holders of shares of stock.

No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of shares of our stock, has been requested from the Internal Revenue Service (“IRS”) or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that the operation of the Company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold shares of our stock as a capital asset, which generally means as property held for investment.
Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of shares of our stock, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ended December 31, 2006. We intend to continue operating as a REIT so long as our board of directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.
In brief, a corporation that complies with the provisions in Code Sections 856 through 860, and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.
Proskauer Rose LLP has acted as our tax counsel in connection with the registration statement of which this prospectus is a part. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2006, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our actual method of operation through the date hereof has enabled us to meet and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet, the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.
General
The term “REIT taxable income” means the taxable income as computed for a corporation that is not a REIT:
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without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

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excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;

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deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly Asset Tests (as described below), the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;

•
deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and

•
without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.
Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:
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We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.

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If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.

•
We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

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If we have net income from prohibited transactions such income would be subject to a 100% tax. See “— REIT Qualification Requirements — Prohibited Transactions.”

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We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

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If we fail to satisfy any of the REIT Asset Tests (as described below) other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of  $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests.

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If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a requirement of the Gross Income Tests or the Asset Tests) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of  $50,000 for each such failure.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.

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If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the five-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
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A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (a “TRS”) that do not reflect arm’s-length terms.

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The earnings of our subsidiaries that are C corporations, other than a subsidiary that is a qualified REIT subsidiary (a “QRS”), including any subsidiary we may elect to treat as a TRS will generally be subject to U.S. federal corporate income tax.

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We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
REIT Qualification Requirements
Organizational Requirements.   The Code defines a REIT as a corporation, trust or association:
(1)
that is managed by one or more trustees or directors;

(2)
the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)
that would be taxable as a domestic corporation but for its qualification as a REIT;

(4)
that is neither a financial institution nor an insurance company;

(5)
that meets the gross income, asset and annual distribution requirements;

(6)
the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;

(7)
generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);

(8)
that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

(9)
that uses a calendar year for U.S. federal income tax purposes.

Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while requirements (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying requirement (9).
Ownership of Interests in Partnerships, Limited Liability Companies and QRSs.   A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest, including our operating partnership, is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).
We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
We may from time to time own certain assets through subsidiaries that we intend to be treated as QRSs. A corporation will qualify as our QRS if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a QRS are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a QRS will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through our operating partnership, we also may hold investments separately, through QRSs. Because a QRS must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another QRS, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.
We may from time to time own certain assets through entities that we wholly-own and that are disregarded as separate from us. If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”
Ownership of Interests in TRSs.   We currently own interests in TRSs. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation also will be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.
A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 20% of the gross value of a REIT’s assets may be comprised of securities of one or more TRSs. See “— Asset Tests.”
Share Ownership Requirements
The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be

“closely-held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.
Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (6) and (7) above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of capital stock. Additionally, the Program specifically provides that shares of our common stock cannot be purchased pursuant to the Program to the extent the purchase would violate the ownership restrictions contain in our charter. Our charter also contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.
Asset Tests
At the close of each calendar quarter of the taxable year, we must satisfy a number of tests described below based on the composition of our assets (the “Asset Tests”). After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.
75% Asset Test.   At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property or on interests in real property), (2) shares in other qualifying REITs, (3) debt instruments issued by publicly offered REITs and (4) any property (not otherwise a real estate asset) attributable to the temporary investment of  “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to the Program) or in a public offering of debt obligations that have a maturity of at least five years. We are currently invested in the real properties described in our filings with the SEC. We anticipate that substantially all of our gross income will be from sources that will allow us to satisfy the income tests described below. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.
Additional Asset Tests.   Our assets that do not qualify for the 75% Asset Test are subject to the following additional asset tests. Not more than 25% of the value of our assets may consist of securities, other than securities that qualify for the 75% Asset Test. Not more than 20% (25% for taxable years beginning after July 30, 2008 and prior to January 1, 2018) of the value of our assets may consist of securities of one or more TRSs. Not more than 25% of our assets may be invested in publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test. In addition, if we invest in any securities that do not qualify under the 75% Asset Test, other than equity investments in QRSs and TRSs, such securities may not exceed (1) 5% of the value of our assets as to any one issuer; and (2) 10% of the outstanding securities by vote and value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.
For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if  (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).
We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets, and we do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we will be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the Asset Tests, and could fail to qualify as a REIT.
A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer (other than those qualifying under the 75% Asset Test or securities of one or more QRS or TRS) representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of  (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, and (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.
If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if  (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with Treasury Regulations; (2) the failure was due to reasonable cause and not due to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of  (a) $50,000, and (b) an amount determined (under regulations) by multiplying (I) the highest rate of tax for corporations under Code Section 11, by (II) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).
Income Tests
For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting (the “Gross Income Tests”).
75% Gross Income Test.   At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) income from other specified investments relating to real property or mortgages thereon, and (6) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.
95% Gross Income Test.   At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources that satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.
Rents from Real Property.   Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases” below) and subject to the rules discussed below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.
Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.
If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of  “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or through a TRS. With respect to this rule, tenants may receive some services in connection with their leases of the real properties. Our intention is that the services we provide are those usually or customarily rendered in connection with the rental of space in the geographic location in which the property is located, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.
In addition, we have represented that, with respect to our leasing activities, we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant.
Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements, including that at least 90% of the space at the property to which the rents relate is leased to third parties (with the exception of  “qualified lodging facilities” and “qualified health care properties”), and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Generally, amounts received by us from TRSs with respect to any “qualified lodging facilities” we own will be considered rents from real property if the following additional conditions are met:
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Each “qualified lodging facility” must not be managed or operated by us or the TRS to which it is leased, but rather must be managed or operated by an eligible independent contractor that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating “qualified lodging facilities” for persons not related to us or the TRS. The test for such independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the TRS to operate the “qualified lodging facility”;

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A “qualified lodging facility” includes a (i) hotel, (ii) motel or (iii) other establishment more than one-half of the dwelling units in which are used on a transient basis. A dwelling unit is generally understood to be used on a transient basis if, for more than one half of the days in which such unit is used on a rental basis during a taxable year, it is used by a tenant or series of tenants each of whom uses the unit for less than thirty days;

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The TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any “qualified lodging facility” is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from us; and

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No wagering activities may be conducted at or in connection with our “qualified lodging facilities” by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business.

We expect that all “qualified lodging facilities” we acquire and lease to a TRS will be operated in accordance with these requirements with the result that amounts received from a TRS will be considered rents from real property. The TRSs will pay regular corporate tax rates on any income from the lease of our “qualified lodging facilities,” as well as any other income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.
Interest Income.   It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction. We intend to structure our loans secured by real property so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment so that income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.
Dividend Income.   We may receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.
We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.
Prohibited Transaction Income.   Any gain that we realize on the sale of an asset (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any subsidiary partnership or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. Under existing law, whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to continue to conduct our operations so that no asset owned by us will be held as inventory or primarily for sale to customers, and that a sale of any asset owned by us will not be in the ordinary course of business. However, the IRS may successfully contend that some or all of the sales made by us, our subsidiary partnerships, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% tax will not apply to gains from the sale of assets that are held through a TRS, although the gains of any TRS will be subject to tax at the regular U.S. federal corporate income tax rate.
Foreclosure Property.   Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the U.S. federal corporate tax rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.
Satisfaction of the Gross Income Tests.   Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income Test and 95% Gross Income Test. As described above, we have established TRSs with which we have entered into leases for qualified lodging facilities we have invested in and may establish additional TRSs in the future with which we could enter into similar arrangements. The gross income generated by our TRSs is not be included in our gross income. However, we realize gross income from these subsidiaries in the form of rents. In addition, any dividends from our TRSs to us are included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.
If a REIT fails to satisfy either the 75% Gross Income Test or 95% Gross Income Test, or both, for any taxable year, then the REIT still would be deemed to have satisfied those requirements if  (1) following the REITs identification of the failure, the REIT attaches to its return a schedule describing the nature and amount of each item of its gross income, and (2) the failure was due to reasonable cause and not due to willful neglect. If this relief provision is available, a REIT would be subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect the REIT’s profitability.
Annual Distribution Requirements
In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (1) the sum of: (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31 of that year so long as the dividends are actually paid during January of the following year.
For our taxable years commencing prior to January 1, 2015, in order for distributions to have been counted towards satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend was not a preferential dividend if the distribution was (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of  (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.
We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:
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“residual interests” in REMICs or taxable mortgage pools;

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loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

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loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

Failure to Qualify
If we fail to continue to qualify as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax on our taxable income at the regular corporate rate, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.
Prohibited Transactions
As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:
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is a real estate asset under the 75% Asset Test;

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generally has been held for at least two years;

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has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;

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in some cases, was held for production of rental income for at least two years;

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in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

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when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) or occurs in a year when the REIT disposes of less than 20% of its assets if the three year average adjusted basis or fair market value does not exceed 10%.

Although we may eventually sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— Ownership of Interests in TRSs.”

Characterization of Property Leases
We have acquired and intend to acquire either new or existing properties and lease them to tenants. We have structured and currently intend to structure our leases, including any leases to TRSs with respect to qualified lodging facilities, so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:
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our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and such relationship will be documented by a lease agreement;

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the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;

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the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;

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the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

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the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;

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in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

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the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of  (A) injury to persons or damage to property occurring at the properties or (B) the lessee’s use, management, maintenance or repair of the properties;

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the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;

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the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;

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we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the tenant to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the properties during the term of its leases; and

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upon termination of each lease, the applicable property will be expected to have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% Gross Income Test or the 95% Gross Income Test and, as a result, could lose our REIT qualification.
Tax Aspects of Investments in Partnerships
General.   We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We operate as an umbrella partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.
The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities taxable as partnerships for such purposes.
A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the Gross Income Tests and Asset Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.
Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income in each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.
If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.
Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.
Income Taxation of Partnerships and their Partners.   Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.
In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.
For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.
Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.
Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.
Tax Consequences of Exercise of Exchange Rights.   Subject to some restrictions, the operating partnership agreement gives holders of limited partnership units the right to exchange their units into cash, subject to our right to pay for the units with shares of common stock rather than with cash. The exchange of units into shares is treated as a taxable sale of the units to us on which the unit owners will generally recognize capital gain or loss. To the extent that the unit holder’s amount realized on the transaction is attributable to the unit holder’s share of inventory or unrealized receivables of the operating partnership, such portion may be recharacterized as ordinary income. No gain or loss will be recognized by us. Our basis in the units will be increased by the amount of cash and the market price of the shares used to acquire the units, and will be adjusted to reflect changes in the liabilities of the operating partnership allocated to us as a result of acquiring the units.
Taxation of U.S. Stockholders
Taxation of Taxable U.S. Stockholders.   Generally, for purposes of this discussion, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States for U.S. federal income tax purposes;

•
a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if  (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of shares of our stock by the partnership.
Distributions.   Distributions that we make to our U.S. Stockholders that we do not designate as “capital gain dividends” or “qualified dividend income” (as described below) will be treated as dividends of ordinary income to the extent they are made out of our current or accumulated earnings and profits. In addition, for tax years ending before January 1, 2026 individuals, trusts and estates generally will be entitled to a 20% pass-through deduction with respect to that ordinary dividend income resulting in a maximum effective tax rate on it of 29.6%. Corporate stockholders are not entitled to the pass-through deduction or the dividends-received deduction with respect to our distributions. A noncorporate U.S. Stockholder’s ability to claim the deduction equal to 20% of qualifying dividends received may be limited by the U.S. Stockholder’s particular circumstances. In addition, for any noncorporate U.S. Stockholder that claims a deduction in respect of qualifying dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.
Distributions in excess of our current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its shares of our stock by the amount of such distribution, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of our earnings and profits reduce the U.S. Stockholder’s tax basis in shares of our stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of the shares of our stock.
Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives such distribution has held its shares of our stock. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of our stock by the after-tax amount of such gain.

With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. Stockholders as qualified dividend income. A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the shares of our stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such shares of our stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
(1)
the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);

(2)
the amount of earnings and profits accumulated in a non-REIT year that were distributed by the REIT during the taxable year;

(3)
the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(4)
the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year and that is payable to a U.S. Stockholder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31 of the year it was declared even if paid by us during January of the following calendar year.
We have the ability to declare a large portion of a distribution on our common stock in shares of our common stock. As long as a portion of such distribution is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution (to the extent of our current or accumulated earnings and profits) will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any distribution on shares of our common stock will be taxable as a dividend, regardless of whether any portion is paid in stock unless the entire distribution is paid in shares of our common stock which would be treated as a non-taxable distribution.
Distributions that we make and gains arising from the sale or exchange by a U.S. Stockholder of our stock will not be treated as passive activity income. As a result, U.S. Stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Any net operating losses or capital losses we have that are carried forward to future tax years may be used in those later years, subject to limitations, to reduce the amount of distributions required to satisfy the REIT distribution requirements. However, because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.
Sales of Shares.   The amount of net capital gain or loss recognized upon the sale or other disposition of shares of our stock by a U.S. Stockholder generally would equal the difference between (x) the amount of cash and fair market value of any property received in the sale and (y) the U.S. Stockholder’s tax basis in the shares sold. Gain on a sale of shares of our stock by a U.S. non-corporate investor generally will qualify for reduced U.S. federal income tax rates applicable to long-term net capital gain, provided that the investor held the shares of our stock for longer than one year prior to the sale. However, any loss from a sale or exchange of shares of our stock by a U.S. Stockholder who has held the shares of our stock for six months or less generally would be treated as a long-term capital loss to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations. Gains recognized by U.S. Stockholders that are corporations are subject to U.S. federal income tax at the corporate tax rate.
Taxation of Tax-Exempt U.S. Stockholders.   U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income tax except with respect to their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, distributions paid on shares of our stock should not constitute UBTI unless the tax-exempt entity (i) has borrowed funds or otherwise incurred acquisition indebtedness to acquire its shares of our stock, or (ii) otherwise uses the shares of our stock in an unrelated trade or business.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends it receives from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and, in general, should prevent us from becoming a pension-held REIT.
Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.
Backup Withholding and Information Reporting.   We will report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding (at the current rate of 24% until December 31, 2025 and 28% thereafter) with respect to dividends paid, unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.
A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify its non-foreign status or with respect to whom the IRS notifies us that such stockholder is subject to backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Taxation of Non-U.S. Stockholders
Generally, for purposes of this discussion, a “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.
Distributions — In General.   Distributions that we make to our Non-U.S. Stockholders that are not attributable to gain from our sales or exchanges of United States real property interests (“USRPIs”), and that are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Stockholders generally are subject to a 30% withholding tax at the time of distribution, unless such dividend is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder or an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.
If income from the investment in shares of our stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to tax at the graduated rates applicable to ordinary income, in the same manner as U.S.

Stockholders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our stock.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s shares of our stock. Instead, they will reduce the adjusted tax basis of such shares of our stock. To the extent that such distributions exceed the adjusted tax basis of a Non-U.S. Stockholder’s shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below under “Sales of Shares.”
Distributions Attributable to Sale or Exchange of Real Property.   Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions that are attributable to gain from our sales or exchanges of USRPIs (“USRPI capital gains”) will, except as described below, be taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. trade or business. The Non-U.S. Stockholder thus would be taxed at the normal capital gain rates applicable to U.S. individuals or corporations (without regard to whether we designate the distribution as a capital gain dividend), and would be subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. We (or applicable withholding agent) are required by the Treasury Regulations to withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a Non-U.S. Stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The Non-U.S. Stockholder may credit the amount withheld against the Non-U.S. Stockholder’s U.S. tax liability. Such withheld amounts do not represent actual tax liabilities and are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Stockholder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS.
A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a Non-U.S. Stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, or (2) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Stockholder will incur tax on his or her capital gains.
Sales of Shares.   Gain recognized by a Non-U.S. Stockholder upon a sale of shares of our stock generally will not be subject to U.S. federal income taxation; provided, that: (1) such gain is not effectively connected with the conduct by such Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our stock continues to be held directly or indirectly by foreign persons during a continuous five year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) the shares sold are of a class of our stock that is “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 10% of our outstanding shares of that class of stock at any time during the five-year period ending on the date of the sale.
We believe that we qualify as “domestically controlled.” However, it is not anticipated that our shares of common stock will be “regularly traded” on an established securities market If the gain on the sale of shares of our stock were to be subject to U.S. federal income taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain, and the purchaser of such shares of stock may be required to withhold a portion of the gross purchase price.

Medicare Tax
Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.
Foreign Account Tax Compliance Act (FATCA)
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (including investment entities) and certain other non-U.S. entities as designated in the Code, the Treasury Regulations, or applicable intergovernmental agreement between the United States and a foreign country. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our stock paid to (a) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury Regulations provide that these rules generally apply to payments of dividends on shares of our stock and will apply to payments of gross proceeds from a sale or other disposition of shares of our stock after December 31, 2018. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.
Other Tax Considerations
State, Local and Foreign Taxes.   We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of our stock.
Legislative Proposals.   You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of shares of our capital stock.
EXPERTS
The consolidated balance sheets of Lightstone Value Plus Real Estate Investment Trust, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017 and financial statement schedule as of December 31, 2017, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements and financial statement schedule have been incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
The validity of the shares offered by this prospectus will be passed upon for us by Venable LLP. Certain legal matters will be passed upon for us by Proskauer Rose LLP as our tax counsel.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF
OUR DIRECTORS, OFFICERS AND ADVISOR
Our charter provides that our Advisor and directors are deemed to be in a fiduciary relationship to us and our stockholders and that our directors have a fiduciary duty to the stockholders to supervise our relationship with the advisor. The liability of our directors and officers to us or our stockholders for money damages is limited to the maximum extent permitted under Maryland law. As a result, our directors and officers will not be liable to us or our stockholders for monetary damages unless:
•
the person actually received an improper benefit or profit in money, property or services; or

•
the person is adjudged to be liable based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Except as described below, our charter and bylaws authorize and direct us to indemnify and to pay or reimburse reasonable expenses to (i) any present or former director or officer, (ii) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise and (iii) our Advisor and its officers, directors and affiliates from and against any claim or liability to which that person may become subject or which that person may incur by reason of his, her or its service in any of the foregoing capacities. Our charter and bylaws also permit us to indemnify and advance expenses to a person who served a predecessor of the Company in any of the capacities described above and to any employee and agent of the Company or a predecessor of the Company or our Advisor. Our charter and bylaws currently prohibit us from indemnifying any director, officer, employee or agent or the advisor or its officers, directors and affiliates for any loss or liability suffered by them or holding any of them harmless for any loss or liability suffered by us unless:
•
the person seeking indemnification has determined, in good faith, that the course of conduct which caused the loss or liability was in our best interests;

•
the person seeking indemnification was acting on our behalf or performing services for us; and

•
the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnification, except that if the person seeking indemnification is or was an independent director, the liability or loss will not have been the result of gross negligence or willful misconduct.

In any such case, the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the assets of our stockholders.
We will not indemnify any director, officer, employee or agent or our Advisor or its affiliates for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:
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there has been a successful adjudication on the merits of each count involving alleged securities law violations;

•
the claims have been dismissed with prejudice by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made, and the court considering the request has been advised of the position of the SEC and the published position of any state securities regulatory authority of a jurisdiction in which our securities were offered and sold as to indemnification for securities law violations.

Subject to applicable law, our charter requires us to advance amounts to a person entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought but only if all of the following conditions are satisfied:
•
the legal action relates to acts or omissions relating to the performance of duties or services for us or on our behalf by the person seeking indemnification;

•
the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement;

•
the person seeking indemnification provides us with a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•
the person seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if the person seeking indemnification is found not to be entitled to indemnification.

We may purchase and maintain insurance or provide similar protection on behalf of any director, officer, employee or agent or the advisor or its affiliates against any liability asserted which was incurred in any such capacity with us or arising out of such status; provided, however, that we may not incur the costs of any liability insurance which insures any person against liability for which he, she or it could not be indemnified under our charter. We may enter into any contract for indemnity and advancement of expenses with any officer, employee or agent who is not a director as may be determined by the board of directors and as permitted by law. Our sponsor has purchased directors and officers liability insurance on behalf of our officers and directors and we will reimburse our sponsor for the premiums incurred under such policy.
The Lightstone Group has entered into separate indemnification agreements with each of our directors and some of our executive officers. The indemnification agreements require The Lightstone Group to indemnify our directors and officers to the fullest extent permitted by law, subject to the limits referred to above. The Lightstone Group also may indemnify and advance expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and cover directors and officers under The Lightstone Group’s directors’ and officers’ liability insurance, if any. Although the form of indemnification agreement will offer substantially the same scope of coverage afforded by provisions in our charter and bylaws, it will provide greater assurance to directors and officers that indemnification will be available, because as a contract, it cannot be unilaterally modified by The Lightstone Group’s or our board of directors or by the stockholders to eliminate the rights it will provide.
We have been advised that, in the opinion of the SEC, any indemnification that applies to liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.
SUITABILITY STANDARDS
We have established financial suitability standards for investors who purchase shares of our common stock. You should carefully review the following suitability standards to determine whether they are eligible to participate in the Program. If you are a resident of Arizona, Ohio or Oregon, you are not eligible to participate in the Program. You must notify us or the reinvestment agent if, at any time during your participation in the Program, there is an inaccuracy of the representation with respect to meeting the suitability standards that you will be required to make pursuant to the Authorization Form in order to participate in the Program or any material change in your financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause you to fail to meet the suitability standards. These standards require you to meet the applicable criteria below. In determining your net worth, do not include your home, home furnishings or your automobile.

General standards for all new participants.   New participants must have either (a) a net worth of at least $250,000 or (b) an annual gross income of  $70,000 and a minimum net worth of  $70,000.
Certain states establish suitability requirements in addition to the requirements stated above. Shares will be sold pursuant to the Program to investors in those states only if they meet the additional suitability standards set forth below:
Alabama.   In addition to the general suitability standards listed above, Alabama investors must represent that they have a liquid net worth of at least 10 times the amount in the program and its affiliates.
California.   Investors must have either (i) a net worth of at least $250,000, or (ii) a gross annual income of at least $75,000 and a net worth of at least $75,000. In addition, the investment must not exceed 10% of the net worth of the investor.
Idaho.   An investor must have either (i) an annual income of  $85,000 and a net worth of  $85,000 or (ii) a liquid net worth of  $300,000. In addition, an investor’s total investment in shares of our common stock must not exceed 10% of that investor’s liquid net worth. For these purposes, liquid net worth is defined as that portion of an investor’s net worth that is cash, cash equivalents, and readily marketable securities.
Iowa.   In addition to the general suitability standards listed above, an Iowa investor must have either (a) a minimum net worth of  $300,000 (exclusive of home, auto and furnishings) or (b) a minimum annual income of  $70,000 and a net worth of  $100,000 (exclusive of home, auto and furnishings). In addition, Iowa recommends that an investor’s total investment in this Offering or any of its affiliates and any other non-exchange traded REIT, not exceed 10% of the Iowa resident’s liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities.
Kansas.   It is recommended by the office of the securities commissioner of Kansas that investors limit their aggregate investment in our securities and the securities of other non-traded real estate investment trusts to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with Generally Acceptable Accounting Principles.
Kentucky.   In addition to the general suitability standards listed above, no Kentucky resident can invest, in aggregate, more than 10% of their liquid net worth (cash, cash equivalents and readily marketable securities) in us or our affiliates’ non-publicly traded real estate investment trusts.
Maine.   It is recommended by the Maine Office of Securities that an investor’s aggregate investment in this Offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash-equivalents, and readily marketable securities.
Massachusetts.   In addition to the general suitability standards listed above, Massachusetts investors may not invest more than 10% of their liquid net worth in us or in other illiquid direct participation programs.
Missouri.   In addition to the general suitability requirements listed above, no more than ten percent (10%) of any investor’s liquid net worth shall be invested in the securities registered by the Issuer for this Offering with the Securities Division.
Nebraska.   In addition to the general suitability standards listed above, Nebraska investors must limit their aggregate investment in us and in the securities of other non-publicly traded real estate investment trusts to 10% of such investor’s net worth. Accredited investors in Nebraska, as defined in 17 C.F.R. §230.501, are not subject to this limitation.
New Jersey.   New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New Jersey investor’s investment in us, shares of our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth.
New Mexico.   In addition to the general suitability standards listed above, a New Mexico investor may not invest more than 10% of their liquid net worth in us, our affiliates and other non-traded real estate investment programs.
North Dakota.   North Dakota investors must represent that, in addition to the stated net income and net worth standards, they have a net worth of at least ten times their investment in us.
Pennsylvania.   In addition to the general suitability standards listed above, a Pennsylvania investor may not invest more than 10% of their net worth (exclusive of home, furnishings and automobiles) in us.
Tennessee.   In addition to the general suitability standards listed above, Tennessee residents must have a minimum annual gross income of  $100,000 and a minimum net worth of  $100,000, or a minimum net worth of  $500,000 exclusive of home, home furnishings and automobiles. In addition, Tennessee residents’ investment in us must not exceed ten percent (10%) of their liquid net worth.
Texas.   An investor must have had (excluding the value of the investor’s home, home furnishings and automobiles), during the last tax year, or estimate that the investor will have during the current tax year, (a) a minimum net worth of  $100,000 and a minimum annual gross income of  $100,000, or (b) a minimum net worth of  $500,000.
Vermont.   Accredited investors in Vermont, as defined in 17 C.F.R. §230.501, may invest freely in this offering. In addition to the general suitability standards listed above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.
The foregoing suitability standards must be met by the investor who purchases the shares. In the case of sales to fiduciary accounts, these minimum standards must be met by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the common stock if the donor or the grantor is the fiduciary.
In the case of gifts to minors, the suitability standards must be met by the custodian of the account or by the donor.

APPENDIX A

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.
AMENDED AND RESTATED
DISTRIBUTION REINVESTMENT PROGRAM
Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Distribution Reinvestment Program (the “Program”), effective as of October 25, 2018, the terms and conditions of which are set forth below. Capitalized terms are defined in Section 9 unless otherwise defined herein.
A third party not Affiliated with the Company (the “Reinvestment Agent”) acting as agent for the Stockholders who elect to participate in the Program (the “Participants”) will apply all distributions (the “Distributions”) paid with respect to the percentage of Shares held by each Participant selected by the Participant pursuant to the Authorization Form, including Distributions paid with respect to any full or fractional Shares acquired under the Program, to the purchase of the Shares for said Participants directly.
1. Procedure for Participation.   Any Stockholder may elect to become a Participant by completing and executing such Authorization Form as may be available from the Company or the Reinvestment Agent. Participation in the Program will begin during the fiscal quarter in which the Participant’s Authorization Form is received; provided, that the Company receives such Authorization Form at least (10) days before the end of such fiscal quarter. Shares will be purchased under the Program on the record date for the Distribution used to purchase the Shares. Distributions for Shares acquired under the Program will be paid on the same payment date as Distributions are paid on Shares purchased outside the Program and will be calculated according to the same record date and declaration date applicable to Distributions paid on Shares purchased outside the Program. Each Participant agrees that if, at any time prior to listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on a national market system, there is an inaccuracy of any representation under his, her or its subscription agreement or his, her or its financial condition materially changes, he, she or it will promptly so notify the Company in writing.
2. Purchase of Shares.   Regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid, Participants will acquire Shares from the Company under the Program at a price equal to 95% of the Company’s current estimated per-share net asset value, as determined by the Company’s board of directors and reported by the Company from time to time. Participants may also purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Shares under the Program to the extent such purchase would cause it to exceed the Ownership Limit or other Share ownership restrictions imposed by the Company’s charter, as amended to date. No selling commissions or dealer manager fees will be paid for the Shares purchased under the Program.
3. Share Certificates.   The ownership of the Shares will be in book-entry form prior to the issuance of any share certificates. The Company will not issue share certificates.
4. Reports.   Within sixty (60) days after the end of each fiscal quarter, the Reinvestment Agent will provide each Participant with an individualized report on his, her or its investment, including the total number of shares in the Participant’s account, and, with respect to the fiscal quarter then ended, the purchase price paid per Share, the number of Shares purchased (including fractional shares), as well as the total amounts of cash Distributions received. The individualized statement to each Participant will include receipts and purchases relating to such Participant’s participation in the Program with respect to the fiscal quarter then ended, including the tax consequences relative thereto.
5. Termination by Participant.   A Participant may terminate participation in the Program at any time, without penalty, by delivering written notice to the Reinvestment Agent. Such written notice must be received by the Reinvestment Agent at least ten (10) days before the end of the fiscal quarter related to a Distribution. Prior to listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on a national market system, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Program with respect to the transferred Shares. Upon termination of participation in the Program, Distributions will be distributed to the terminating Participant in cash.

6. Amendment or Termination of the Program by the Company.   The Directors of the Company may by majority vote (including a majority of the Independent Directors) amend, modify, suspend or terminate the Program at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without the prior consent of participants in the Program by mailing participants notice of the amendment, modification, suspension or termination at least ten calendar days prior to its effectiveness and disclosing the amendment, modification, suspension or termination in a report filed with the SEC.
7. Absence of Liability.   Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Act or the securities laws of a state, the Company and the Reinvestment Agent have been advised that, in the opinion of the U.S. Securities and Exchange Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.
8. Governing Law.   The Program shall be governed by the laws of the State of Maryland.
9. Defined Terms:
a. “Act” means the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.
b. “Affiliate” means, with respect to any other person: (i) any person directly or indirectly owning, controlling or holding, with the power to vote 10% or more of the outstanding voting securities of such other person; (ii) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other person; (iii) any person directly or indirectly controlling, controlled by or under common control with such other person; (iv) any executive officer, director, trustee or general partner of such other person; and (v) any legal entity for which such person acts as an executive officer, director, trustee or general partner.
c. “Directors” means the members of the Board of Directors of the Company, including the Independent Directors.
d. “Ownership Limit” means the prohibition on beneficial or constructive ownership of more than 9.8% in value of the outstanding shares of capital stock of the Company.
e. “Shares” means the shares of common stock, par value $0.01 per share, of the Company, and “Share” means one of those Shares.
f. “Stockholders” means the beneficial holders of Shares.

Please use this form as your authorization until further notice to change my disbursement to:
For investments not held through brokerage or custodial held accounts (select only one):
___Send distributions via check to the address of Record
___Send distributions via check to alternate payee listed below
___Cash/Direct deposit to the bank information provided below
For investments held through brokerage controlled or custodian accounts:
___Credit Distributions to my IRA or other Custodian or Brokerage Account
For investments in LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST INC. (REIT I) ONLY: (except for residents of Arizona, Ohio and Oregon)
___Enroll in the Distribution Reinvestment Program. Please reinvest _____% of the shares of common stock in my account in additional shares of common stock. (If less than 100% is indicated, the distributions on the remaining percentage of your shares will be paid in cash as currently listed on the account. If no amount is indicated, you will be deemed to have indicated 100% and distributions on all shares of common stock in your account will be reinvested in additional shares of common stock). By electing to enroll in the Distribution Reinvestment Program, and signing below, I certify and represent that the information contained herein is true and correct as of the date hereof and that I meet the suitability standards as stated in the prospectus related to the Distribution Reinvestment Program dated October 16, 2018, as supplemented from time to time. I agree to notify Lightstone Value Plus Real Estate Investment Trust, Inc. or the reinvestment agent if, at any time, there is an inaccuracy of the representation with respect to meeting the suitability standards or any material change in my financial condition, such as any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause me to fail to meet the suitability standards.

Date	Lightstone Account Number(s) (Investor ID)	Name of Fund(s)
INVESTOR INFORMATION	ALTERNATE PAYEE

Full Name	Name/Brokerage Account #

Street Address	Address
BANK INFORMATION

Account Holder Name	Account Type (Checking or Savings)

Financial Institution Name	ABA/Routing Number	Account Number

Signature - Primary Shareholder or Financial Advisor	Date	Signature - Secondary Shareholder (If this is a Joint account, both parties must sign)	Date

Print Name		Print Name
For Custodial Held Accounts, Custodian Signature is Required.

Custodian Signature	Date
Custodian: Please mail form with original signature.
Send completed form to:
Lightstone Group REIT, P.O. Box 219002 Kansas City, MO 64121-9002
Fax: (855) 368-2326
Medallion Signature Guarantee REQUIRED FOR CUSTODIAN (if applicable) Medallion Guarantee must be sent in original form.

LCM6012-1018

PROSPECTUS
DISTRIBUTION REINVESTMENT PROGRAM
10,000,000 SHARES OF COMMON STOCK
We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.
October 16, 2018

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated fees and expenses payable by the Company in connection with the issuance and distribution of the shares registered hereby:
Securities and Exchange Commission Registration fee	$13,465
Printing and mailing expenses	$75,000
Legal fees and expenses	$110,000
Accounting fees and expenses	$25,000
Blue Sky fees and expenses	$3,185
Miscellaneous	$—
Total	$226,650
Item 15. Indemnification of Directors and Officers.
The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision.
The charter of the Company requires it to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company, (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, or trustee of another corporation, real investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise, and (c) the advisor and its officers, directors and affiliates, (such persons and the advisor and its officers, directors and affiliates being referred to herein as an “Indemnitee”) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities.
However, the Company may not indemnify any Indemnitee for any loss or liability suffered by the Indemnitee or hold any Indemnitee harmless for any loss or liability suffered by us unless (a) the Indemnitee has determined in good faith that the course of conduct which caused the loss or liability was in the best interests of the Company, (b) the Indemnitee was acting on behalf of the Company or performing services for the Company, (c) the liability, loss or expense was not the result of negligence or misconduct on the part of the Indemnitee, except that if the Indemnitee is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct and (d) the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the assets of our stockholders. Further, the Company may not indemnify any Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (x) each claim or count involving alleged violations of federal or state securities has been adjudicated in favor of the Indemnitee, (y) each such claim or count has been dismissed with prejudice by a court of competent jurisdiction, or (z) a court of competent jurisdiction approves a settlement of each such claim or count and finds that indemnification of the settlement and related costs should be made, and the court considering the matter has been advised of the position of the Securities and Exchange Commission (“SEC”) and the published position of any applicable state securities regulatory authority as to indemnification for securities law violations. Under our charter, the Company may advance amounts to an Indemnitee only if  (w) the proceeding relates to acts or omissions relating to the performance of duties or services for the Company or on its behalf, (x) the proceeding is initiated by a third party who is not a stockholder or is initiated by a stockholder acting in his or her capacity as such, and a court of competent jurisdiction specifically approves the advancement, (y) the Indemnitee provides the Company with written affirmation of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification, and (z) the Indemnitee undertakes in writing to repay the advanced funds to the Company, together with interest at the applicable legal rate of interest if the Indemnitee is found not to be entitled to indemnification.
The Bylaws of the Company also obligate it, subject to the limits described above, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to an Indemnitee who is made or threatened to be made a party to the proceeding by reason of his service in the capacities described above. The charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.
The MGCL requires a corporation (unless its charter provides otherwise, which the Company’s charter does to the extent described above) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
Our charter and Bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or the Bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.
To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) we have been advised that, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable.
Item 16. Exhibits
The following documents are filed as part of this Registration Statement:
Exhibit No.	Description
4.1	Distribution Reinvestment Program (included as Appendix A to prospectus)
4.2(1)	Amended and Restated Charter of Lightstone Value Plus Real Estate Investment Trust, Inc.
4.3*	Articles of Amendment of Lightstone Value Plus Real Estate Investment Trust, Inc.
4.4(2)	Amended and Restated Bylaws of Lightstone Value Plus Real Estate Investment Trust, Inc.
4.5(3)	Amended and Restated Agreement of Limited Partnership of Lightstone Value Plus REIT LP
5.1*	Opinion of Venable LLP regarding the legality of the securities being registered
8.1*	Opinion of Proskauer Rose LLP regarding tax matters
23.1	Consent of Venable LLP (included as part of Exhibit 5.1)
23.2	Consent of Proskauer Rose LLP (included as part of Exhibit 8.1)

Exhibit No.	Description
23.3*	Consent of EisnerAmper LLP
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1*	Consent of Robert A. Stanger & Co., Inc.

*
Filed herewith.

(1)
Incorporated by reference from Lightstone Value Plus Real Estate Investment Trust, Inc.’s Amended Registration Statement on Form S-11/A (File No. 333-166930), filed with the Securities and Exchange Commission on October 19, 2010.

(2)
Incorporated by reference from Lightstone Value Plus Real Estate Investment Trust, Inc.’s Registration Statement on Form S-11 (File No. 333-166930), filed with the Securities and Exchange Commission on May 18, 2010.

(3)
Incorporated by reference from Lightstone Value Plus Real Estate Investment Trust, Inc.’s Post-Effective Amendment No. 1 to its Registration Statement on Form S-11 (File No. 333-117367), filed with the Securities and Exchange Commission on May 23, 2005.

Item 17. Undertakings.
(a) The Registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) The Registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(c) The Registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.
(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 16th day of October, 2018.
LIGHTSTONE VALUE PLUS REAL ESTATE
INVESTMENT TRUST, INC.
By:
/s/ David Lichtenstein

David Lichtenstein
Chief Executive Officer, President and
Chairman of the Board of Directors
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Lichtenstein and Seth Molod and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cease to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated
Name	Capacity	Date
/s/ David Lichtenstein David Lichtenstein	Chief Executive Officer, President and Chairman of the Board of Directors (Principal Executive Officer)	October 16, 2018
/s/ Seth Molod Seth Molod	Chief Financial Officer and Treasurer (Principal Accounting Officer and Principal Financial Officer)	October 16, 2018
/s/ Miriam B. Weinstein Miriam B. Weinstein	Director	October 16, 2018
/s/ Yehuda “Judah” L. Angster Yehuda “Judah” L. Angster	Director	October 16, 2018
/s/ George R. Whittemore George R. Whittemore	Director	October 16, 2018